EXHIBIT 12

                      GENERAL MOTORS ACCEPTANCE CORPORATION

                       RATIO OF EARNINGS TO FIXED CHARGES
                           (In millions of dollars)


                                         Years Ended December 31,
                             ------------------------------------------------
                                 1998      1997      1996      1995      1994
                             --------  --------  --------  --------  --------
Consolidated net income* ..  $1,325.3  $1,301.1  $1,240.5  $ 1031.0  $  927.1
Provision for income taxes      611.7     912.9     837.2     752.2     512.7
                             --------  --------  --------  --------  --------
Consolidated income before

  income taxes ............   1,937.0   2,214.0   2,077.7   1,783.2   1,439.8
                             --------  --------  --------  --------  --------
Fixed Charges

  Interest and discount ...   5,786.9   5,255.5   4,937.5   4,936.3   4,230.9
  Portion of rentals
    representative of the
    interest factor .......      79.1      69.8     77.8      54.5      51.2
                             --------  --------  --------  --------  --------
Total fixed charges .......   5,866.0   5,325.3   5,015.3   4,990.8   4,282.1
                             --------  --------  --------  --------  --------
Earnings available for

  fixed charges ...........  $7,803.0  $7,539.3  $7,093.0  $6,774.0  $5,721.9
                             ========  ========  ========  ========  ========
Ratio of earnings to
  fixed charges ...........    1.33      1.42      1.41      1.36      1.33
                             ========  ========  ========  ========  ========

* Before cumulative effect of accounting change of ($7.4) million in 1994.